Exhibit 5.1






         [Letterhead of Cahill Gordon & Reindel LLP, New York, New York]











                                                              September 17, 2004









Transportation Technologies Industries, Inc.
980 North Michigan Avenue, Suite 1000
Chicago, Illinois 60611

                  Re:    Registration Statement on Form S-4
                         -----------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to Transportation Technologies Industries, Inc., a Delaware corporation (the "Company"), and its subsidiaries named on Schedule A attached hereto (collectively, the "Subsidiary Guarantors"), in connection with the filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), and the proposed issuance of $100,000,000 aggregate principal amount of 12 1/2% Senior Subordinated Notes due 2010 (the "Exchange Notes") of the Company and the guarantees of the Exchange Notes by the Subsidiary Guarantors (the "New Guarantees").

     Upon the effectiveness of the Registration Statement, the Company and the Subsidiary Guarantors propose to offer to exchange (the "Exchange Offer") the Exchange Notes and the New Guarantees for a like principal amount of the Company's outstanding 12 1/2% Senior Subordinated Notes due 2010 and the guarantees thereof by the Subsidiary Guarantors pursuant to the Registration Rights Agreement dated as of May 21, 2004 by and among



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                                      -2-

the Company, the Subsidiary Guarantors and CIBC World Markets Corp. and Wachovia Capital Markets, LLC which is filed as Exhibit 4.1 to the Registration Statement (the "Registration Rights Agreement"). The Exchange Notes and the New Guarantees are to be issued under the Indenture dated as of May 21, 2004 among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as Trustee (the "Indenture"). The Indenture is to be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and instruments as we deemed necessary and appropriate to enable us to render the opinion expressed below.

     In rendering the opinions set forth herein, we have examined originals, photocopies or conformed copies of all such records of the Company and the Subsidiary Guarantors and all such agreements, certificates of public officials, certificates of officers and representatives of the Company and the Subsidiary Guarantors, and such other documents and have made such other investigations as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In our examination, we have assumed (a) the due authorization, execution and delivery by the parties (other than the Company and the Subsidiary Guarantors) to each of the documents submitted to us, (b) that each of such parties has the legal power to act in the respective capacity or capacities in which it is to act thereunder, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to the original documents of all documents submitted to us as copies and (e) the genuineness of all signatures on all documents submitted to us. We have relied, as to factual matters, on certificates of officers of the Company and the Subsidiary Guarantors and on the representations and warranties made in the documents submitted to us.

     Based on the foregoing and subject to the qualifications expressed herein, we are of the opinion that when (a) the Registration Statement, as finally amended, has become effective under the Act and the Indenture has been duly qualified under the Trust Indenture Act, (b) the Exchange Notes have been duly issued, executed, authenticated and delivered in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer and (c) the New Guarantees have been duly executed and delivered in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, such Exchange Notes and New Guarantees will constitute legal, valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, entitled to the benefits of the Indenture and enforceable against the Company and the Subsidiary Guarantors, respectively, in accordance with their terms, except that (i) the enforceability thereof may be subject to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or conveyance and other similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally, (ii) the remedy of specific performance and injunctive and other forms of equi-



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                                      -3-

table relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) any rights to indemnification or contribution may be limited by public policy considerations with respect thereto and (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.03 of the Indenture.

     We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company and the Subsidiary Guarantors under the Indenture, the Exchange Notes and the New Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

     In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act, the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America that, in our experience, are applicable to transactions of the type contemplated by the Exchange Offer.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and the prospectus forming a part thereof. Our consent to such reference does not constitute a consent under
Section 7 of the Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.

     This opinion is furnished to you in connection with the filing of the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior written consent.

                                           Very truly yours,

                                           /s/ Cahill Gordon & Reindel LLP



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                                   Schedule A

                              Subsidiary Guarantors

Truck Components Inc.
Gunite Corporation
Gunite EMI Corporation
Brillion Iron Works, Inc.
Fabco Automotive Corporation
Bostrom Holdings, Inc.
Bostrom Seating, Inc.
Bostrom Specialty Seating, Inc.
Imperial Group Holding Corp.-1
Imperial Group Holding Corp.-2
Imperial Group, L.P.
JAII Management Company